Enclosed for filing you will find an amended annual report on Form NSAR-B/A for the period ended December 31, 2017, originally filed with the U.S. Securities and Exchange Commission on March 1, 2018, (the "Form NSAR-B").
The purpose of this amended filing is to include a corrected attachment 77B Accountant's report on internal control.

Except as set forth above, no other changes have been made to the Form NSAR-B, and this amended filing does not amend, update or change any other items or disclosure found in the Form NSAR-B.